Exhibit 99.1

April 29, 2009

Tetra Tech Reports Strong Second Quarter Results

•     Revenue up 13.2%

•     Net Revenue up 15.6%

•     Diluted EPS up 36.6%

•     Cash from Operations up 67.3%

Pasadena, California. Tetra Tech, Inc. (NASDAQ: TTEK) today announced results for the second quarter ended March 29, 2009.

Second Quarter Results

Revenue in the quarter was $522.3 million, up 13.2% from $461.4 million, and revenue, net of subcontractor costs, was $332.2 million, up 15.6% from $287.4 million for the same quarter last year. Income from operations was $27.8 million, up 12.1% from $24.8 million for the same quarter last year.  Net income was $19.2 million, up 40.5% from $13.7 million for the same quarter last year.  Diluted earnings per share (EPS) were $0.32, up 36.6% from $0.23 for the same quarter last year.  Diluted EPS included approximately $0.05 from a favorable Internal Revenue Service (IRS) settlement.  Backlog was $1.66 billion, up 9.8% from $1.51 billion at the end of the same quarter last year.  Cash generated from operations improved significantly to $74.3 million, up 67.3% from $44.4 million for the same quarter last year.  None of the cash generated from operations in the quarter was attributable to the IRS settlement.

Compared to the second quarter of fiscal 2008, Tetra Tech’s federal government revenue grew 7.3%, driven by increased workload with the U.S. Agency for International Development, the U.S. Department of Energy, and domestic projects with the U.S. Department of Defense; commercial revenue grew 14.1%, driven by wind energy and water projects; and state and local revenue was flat due to budget pressures.  Tetra Tech’s international business grew significantly through the acquisition of Wardrop Engineering.

Six Month Results

Revenue for the first six months was $1,161.0 million, up 24.6% from $931.8 million, and revenue, net of subcontractor costs, was $662.2 million, an increase of 17.3% from $564.5 million for the same period last year.  Income from operations was $56.4 million, up 18.7% from $47.5 million for the same period last year.  Net income was $35.5 million, up 33.7% from $26.6 million for the same period last year.  Diluted EPS were $0.59, up 30.6% from $0.45 for the same period last year.  Cash generated from operations improved to $46.6 million, up 77.3% compared to $26.3 million for the same period last year.

Tetra Tech’s Chairman and CEO Dan Batrack remarked, “We are pleased with the Company’s second quarter results.  This quarter we continued to navigate through challenging economic market conditions.  Our focus on water, environmental, and alternative energy programs contributed to our continued growth.  Our performance this quarter was highlighted by the exceptional generation of operating cash, which positions us to continue making strategic acquisitions and fund organic growth.  Looking forward, we expect to deliver solid performance through the remainder of fiscal 2009.”

	Three Months Ended		Six Months Ended
In thousands (except EPS data)	March 29, 2009	March 30, 2008	March 29, 2009	March 30, 2008
Revenue	$522,305	$461,386	$1,160,988	$931,773
Revenue, net of subcontractor costs	332,214	287,351	662,240	564,512
Income from operations	27,830	24,829	56,446	47,540
Interest expense, net	(852)	(1,456)	(1,768)	(2,116)
Income tax expense	(7,764)	(9,700)	(19,156)	(18,851)
Net income	$19,214	$13,673	$35,522	$26,573

Earnings per share:
Basic	$0.32	$0.23	$0.59	$0.45

Diluted	$0.32	$0.23	$0.59	$0.45

Weighted-average common shares outstanding:
Basic	60,014	58,601	59,832	58,412
Diluted	60,771	59,084	60,480	59,079

Business Outlook

The following statements are based on current expectations.  These statements are forward-looking and the actual results could differ materially.  These statements do not include the potential impact of transactions that may be completed or developments that become evident after the date of this release.  The Business Outlook section should be read in conjunction with the information on forward-looking statements at the end of this release.

Tetra Tech expects diluted EPS for the third quarter of fiscal 2009 to be in the range of $0.29 to $0.31.  Revenue, net of subcontractor costs, for the third quarter is expected to range from $330 million to $350 million.  For fiscal 2009, Tetra Tech is raising its EPS guidance and now expects diluted EPS to be $1.17 to $1.23, which includes the $0.05 benefit related to the IRS settlement.  Revenue, net of subcontractor costs, for fiscal 2009 is expected to range from $1.35 billion to $1.40 billion.

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Webcast

Investors will have the opportunity to access a live audio-visual webcast and supplemental financial information concerning the second quarter results through a link posted on the Company’s web site at www.tetratech.com on April 30, 2009 at 8:00 a.m. (PDT).

About Tetra Tech (www.tetratech.com)

Tetra Tech is a leading provider of consulting, engineering, program management, construction and technical services addressing the resource management and infrastructure markets. The Company supports government and commercial clients by providing innovative solutions focused on water, the environment and energy. With more than 10,000 employees worldwide, Tetra Tech’s capabilities span the entire project life cycle.

CONTACTS:
Jorge Casado, Investor Relations
Talia Starkey, Media & Public Relations
(626) 470-2844

Forward-Looking Statements

This news release contains forward-looking statements that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include information concerning future events and the future financial performance of Tetra Tech that involve risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results. Readers are urged to read the documents filed by Tetra Tech with the SEC, specifically the most recent reports on Form 10-K, 10-Q, and 8-K, each as it may be amended from time to time, which identify risk factors that could cause actual results to differ materially from the forward-looking statements. Among the important factors or risks that could cause actual results or events to differ materially from those in the forward-looking statements in this release are:  worldwide political and economic uncertainties; fluctuations in annual revenue, expenses and operating results; the cyclicality in demand for state and local government services; concentration of revenues from government agencies and funding disruptions by these agencies; a shift in U.S. defense spending; a delay in the completion of the U.S. government budget process; impact of downturns in the financial markets and reductions in government budgets; violations of government contractor regulations; dependence on winning or renewing federal, state and local government contracts; the government’s right to modify, delay, curtail or terminate contracts at its convenience; the failure to properly manage projects; the loss of key personnel or the inability to attract and retain qualified personnel; the use of estimates and assumptions in the preparation of financial statements; the use of the percentage-of-completion method of accounting; the inability to accurately estimate contract risks, revenue and costs; the failure to win or renew contracts with private and public sector clients; acquisition strategy risks; goodwill impairment; growth strategy management; adverse resolution of an IRS examination; backlog cancellation and adjustments; risks associated with international operations; the failure of partners to perform on joint projects; the inability to find qualified subcontractors; the failure of subcontractors to satisfy their obligations; changes in existing environmental laws, regulations or programs; credit risks associated with commercial clients; changes in capital markets and the access to capital; credit agreement covenants; industry competition; the volatility of common stock value; liability risks and the ability to obtain or maintain adequate insurance; the ability to obtain adequate bonding; safety programs; conflict

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of interest issues; force majeure events; protection of intellectual property rights; and the implementation of the enterprise resource planning system. Any projections in this release are based on limited information currently available to Tetra Tech, which is subject to change. Although any such projections and the factors influencing them will likely change, Tetra Tech will not necessarily update the information, since Tetra Tech will only provide guidance at certain points during the year. Readers should not place undue reliance on forward-looking statements since such information speaks only as of the date of this release.

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TETRA TECH, INC.

Condensed Consolidated Balance Sheets

(unaudited - in thousands, except par value)

	March 29, 2009	September 28, 2008
Assets
Current Assets:
Cash and cash equivalents	$42,216	$50,902
Accounts receivable - net	560,157	625,786
Prepaid expenses and other current assets	50,004	36,774
Income taxes receivable	46,524	4,275
Deferred income taxes	—	2,316
Total current assets	698,901	720,053

Property and equipment:
Land and buildings	7,597	7,588
Equipment, furniture and fixtures	120,879	112,780
Leasehold improvements	13,448	10,804
Total	141,924	131,172
Accumulated depreciation and amortization	(74,076)	(69,784)
Property and equipment - net	67,848	61,388

Deferred income taxes	—	6,498
Income taxes receivable	—	14,953
Goodwill	298,194	221,545
Intangible assets - net	28,981	14,609
Other assets	14,031	15,081
Assets of discontinued operation	1,415	2,418
Total Assets	$1,109,370	$1,056,545

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$181,830	$223,304
Accrued compensation	74,683	101,699
Billings in excess of costs on uncompleted contracts	98,605	100,336
Deferred income taxes	17,650	—
Current portion of long-term obligations	4,333	3,926
Other current liabilities	66,826	58,634
Total current liabilities	443,927	487,899

Deferred income taxes	885	—
Long-term obligations	99,983	53,292
Other long-term liabilities	7,685	3,840

Commitments and contingencies

Stockholders’ Equity:
Preferred stock - authorized, 2,000 shares of $0.01 par value; no shares issued and outstanding as of March 29, 2009 and September 28, 2008	—	—
Common stock - authorized, 150,000 shares of $0.01 par value; issued and outstanding 60,219 and 59,875 shares as of March 29, 2009 and September 28, 2008, respectively	602	599
Additional paid-in capital	324,468	314,860
Accumulated other comprehensive income	258	15
Retained earnings	231,562	196,040
Total stockholders’ equity	556,890	511,514
Total Liabilities and Stockholders’ Equity	$1,109,370	$1,056,545

Tetra Tech, Inc.

Condensed Consolidated Statements of Income

(unaudited - in thousands, except per share data)

	Three Months Ended		Six Months Ended
	March 29,	March 30,	March 29,	March 30,
	2009	2008	2009	2008

Revenue	$522,305	$461,386	$1,160,988	$931,773
Subcontractor costs	(190,091)	(174,035)	(498,748)	(367,261)
Revenue, net of subcontractor costs	332,214	287,351	662,240	564,512
Other contract costs	(265,893)	(229,583)	(531,578)	(450,495)
Gross profit	66,321	57,768	130,662	114,017
Selling, general and administrative expenses	(38,491)	(32,939)	(74,216)	(66,477)
Income from operations	27,830	24,829	56,446	47,540
Interest expense - net	(852)	(1,456)	(1,768)	(2,116)
Income before income tax expense	26,978	23,373	54,678	45,424
Income tax expense	(7,764)	(9,700)	(19,156)	(18,851)
Net income	$19,214	$13,673	$35,522	$26,573

Earnings per share:
Basic	$0.32	$0.23	$0.59	$0.45
Diluted	$0.32	$0.23	$0.59	$0.45

Weighted-average common shares outstanding:
Basic	60,014	58,601	59,832	58,412
Diluted	60,771	59,084	60,480	59,079

TETRA TECH, INC

Condensed Consolidated Statements of Cash Flows

(unaudited - in thousands)

	Six Months Ended
	March 29,	March 30,
	2009	2008

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$35,522	$26,573

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,485	8,374
Stock-based compensation	4,557	3,923
Excess tax benefits from stock-based compensation	(96)	(266)
Deferred income taxes	2,989	8,345
Provision for losses on contracts and related receivables	11,219	4,579
Exchange loss (gain)	117	(239)
Loss (gain) on disposal of property and equipment	24	(1,182)

Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	86,673	(583)
Prepaid expenses and other assets	(4,503)	(1,688)
Accounts payable	(57,081)	(19,143)
Accrued compensation	(27,016)	(9,659)
Billings in excess of costs on uncompleted contracts	(12,212)	20,577
Other liabilities	572	2,162
Income taxes receivable/payable	(6,634)	(15,483)
Net cash provided by operating activities	46,616	26,290

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(9,791)	(10,221)
Payments for business acquisitions, net of cash acquired	(94,688)	(53,951)
Proceeds from sale of discontinued operations	192	1,005
Proceeds from sale of property and equipment	122	1,721
Net cash used in investing activities	(104,165)	(61,446)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on long-term obligations	(69,365)	(31,275)
Proceeds from borrowings under long-term obligations	116,000	15,000
Excess tax benefits from stock-based compensation	96	266
Net proceeds from issuance of common stock	2,056	2,444
Net cash provided by (used in) financing activities	48,787	(13,565)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	76	—

NET DECREASE IN CASH AND CASH EQUIVALENTS	(8,686)	(48,721)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	50,902	76,741
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$42,216	$28,020

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid during the period for:
Interest	$1,431	$2,445
Income taxes, net of refunds received	$22,683	$21,330